Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devcon International Corp.:

We consent to the incorporation by reference in the registration statements listed below of Devcon International Corp. and subsidiaries of our report dated April 15, 2006, except as to Note 1p, which is as of April 17, 2007, with respect to the consolidated balance sheets of Devcon International Corp. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K/A of Devcon International Corp.

•	Forms S-8 (Registration No. 333-113853, No. 33-59557 and No. 333-92231)

•	Forms S-3 and S-3/A (Registration No. 333-119158 and No. 33-65235)

/s/ KPMG LLP

February 28, 2008

Fort Lauderdale, Florida

Certified Public Accountants